Exhibit 99.1

Investors Real Estate Trust Announces New Executive Hire and Management Reorganization

Investors Real Estate Trust (IRET) announced the hiring of Mark W. Reiling as Executive Vice President of Asset Management.  In this role Mr. Reiling will oversee the operations of IRET’s entire real estate portfolio of 265 properties encompassing over 12 million sq. ft. of office, industrial, retail and medical space, and over 9,000 apartment units in 12 states.

Mr. Reiling brings 33 years of diversified real estate experience in real estate finance, brokerage, asset and property management, development, investment and consulting.  He was associated with the Towle Real Estate Company and its successors (now Cassidy Turley) for 30 years, 18 as president.  During that period he formed real estate partnerships which have acquired or developed over $250 million of property.

“I am very excited to be bringing my business and investment management expertise to IRET,” Mr. Reiling said.  IRET’s Chief Executive Officer and President, Timothy Mihalick, commented: “We are pleased to welcome Mark to IRET. His extensive experience in all aspects of real estate operations and finance, and the depth and breadth of his knowledge of the Minneapolis/St. Paul real estate market in particular, where IRET has a significant presence, will be of great value to us as we manage and expand our portfolio.”

IRET is a real estate investment trust headquartered in Minot, ND.  Mr. Reiling will be based in its Eden Prairie, Minnesota office.

With the addition of Mr. Reiling, IRET reorganized its senior management team by promoting to Executive Vice President three senior vice presidents of the Company: Diane Bryantt, formerly Senior Vice President and Chief Financial Officer, was appointed Executive Vice President and Chief Financial Officer; Michael Bosh, formerly Senior Vice President and General Counsel, was appointed Executive Vice President and General Counsel; and Thomas Wentz, Jr., formerly Senior Vice President and Chief Operating Officer, was appointed Executive Vice President and Chief Operating Officer.  Formerly, all property operations reported directly to the Chief Operating Officer. Property operations will now be the responsibility of Mr. Reiling as Executive Vice President of Asset Management; Mr. Reiling will report to the Executive Vice President and Chief Operating Officer. Mr. Wentz will assume responsibility for Capital Markets as well as asset acquisitions, dispositions and property development.